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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 3, 2002

Quality Products, Inc.
(Exact name of registrant as specified in its chapter)

Ohio (State or other jurisdiction of incorporation)	0-18145 (Commission File Number)	75-2273221 (IRS Employer Identification No.)
560 W Nationwide Blvd; Columbus, OH (Address of principal executive offices)		43215 (Zip Code)

Registrant's telephone number, including area code (614) 228-0185

N/A
(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant

        On July 3, 2002, effective immediately Murray Koppelman and Edward Varon resigned as directors of the Corporation. On July 8, 2002, the remaining Board members, Richard Drexler and Bruce Weaver, appointed Michael Goldberg and S. James Perlow as directors. The shareholder group described below nominated Mr. Goldberg and Mr. Perlow. These events constituted a change in control of the Board to the shareholder group.

        On June 25, 2002 a group of shareholders representing 51.8% of the outstanding shares of common stock of the Corporation, filed a 13D with the Securities and Exchange Commission. The group consists of Richard Drexler, a director of the Corporation, his son, Dan L. Drexler, Audrey J. Eppinga, Sydney Eppinga, Dale Newberg Pension Trust, and two Cayman Island corporations, Wycliff Investments and Derco Limited.

        In their filing, this group disclosed that its members had entered into a shareholder agreement to call a special meeting of the Board of Directors to (a) increase the authorized number of directors to eight from the present four directors and (b) elect Dan L. Drexler, Richard A. Drexler, Dale Newberg, and James S. Perlow (or any of their designees) to the Board. Richard A. Drexler has been a member of the Board. Dan L. Drexler is Richard Drexler's son. Dale Newberg controls 19.9% of the Corporation's outstanding common stock and is the wife of Richard L. Newberg who is employed by J. Alexander Securities, Inc.

        On June 25, 2002, Richard Drexler, representing the group's 1,630,872 shares of common stock, which represents 51.8% of the outstanding shares, demanded that the Board of Directors of the Corporation call a special shareholder meeting to increase the number of Board members to eight and elect Dan L. Drexler, Michael Goldberg, Dale Newberg, and S. James Perlow as directors. The Board has not yet acted on this demand.

Item 6. Resignation of Registrant's Directors

        On July 3, 2002, Mr. Murray Koppelman and Mr. Edward Varon resigned as directors of the Corporation. Copies of their resignation letters are attached as Exhibits 99.1 and 99.2.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quality Products, Inc. Registrant
Date: July 9, 2002	By	/s/ Bruce C. Weaver Bruce C. Weaver President (Principal Executive Officer)

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  Item 1. Changes in Control of Registrant
  Item 6. Resignation of Registrant's Directors
SIGNATURES